Exhibit 99.1

LNB Bancorp, Inc. February 2013 I am pleased to report a strong fourth quarter and another year of improved operating performance. We continue to make progress in growing our earnings, improving credit quality and positioning the company for continued growth and success. We finished the year stronger and better positioned to serve our customers and communities in Northeast Ohio. Our local economy continues to be challenging, but is showing some positive trends with increased employment and stronger business confidence. Financial Performance Net income in the fourth quarter of 2012 was $1.64 million, up 10% from the fourth quarter of 2011. Net income for the year ending December 31, 2012, was $6.11 million, compared with net income of $5.0 million in 2011, an improvement of 22%. Loans grew by 4.7% during 2012 in a market where growth remains a challenge. We have continued our solid performance in business lending; recently, the Small Business Administration (SBA) recognized the company as the 4th highest SBA lender in the Cleveland metropolitan area in loan volume in 2012. Serving small businesses has been a core strength of LNB throughout our 108-year history. On the consumer side, residential mortgage loan production grew by 97% during 2012. The company opened new lending offices in Solon and Hudson, expanding our sales efforts beyond Lorain County. We expect mortgage revenue to continue to be strong in 2013 assuming that the housing market continues to improve. Offerings like our No-Cost Mortgage Loan, for purchase and refinancing, is attracting new customer households to LNB. We have also made steady progress reducing our problem loans. During 2012, we reduced non-performing loans by 19%, or $6.7 million. The company is focused on active capital management and is committed to maintaining strong capital levels. During the fourth quarter of 2012, we repurchased $6.3 million of our Series B Preferred Stock or approximately 25% of the outstanding preferred shares. We will continue to look for opportunities to strengthen our capital position in 2013.

Our Commitment We remain committed to serving our customers and the communities where they live and work. Our associates continue to demonstrate their commitment through the many volunteer opportunities that they lead and participate in. For 2012 they gave more than 2,000 hours back to the community including involvement in Second Harvest Food Bank, United Way, Catholic Charities and the Girls Scouts. You should be proud of your Community Bank’s focus on “helping our communities succeed.” Thank you for your continued support. Sincerely, Daniel E. Klimas President & Chief Executive Officer